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                                                                     Exhibit 8.2


                                                               November 13, 2000



J.P. Morgan & Co. Incorporated
60 Wall St.
New York, NY 10260

Ladies and Gentlemen:

     We have acted as counsel for J.P. Morgan & Co. Incorporated ("MORGAN"), a Delaware corporation, in connection with (i) the proposed Merger, as defined and described in the Agreement and Plan of Merger dated as of September 12, 2000 (the "MERGER AGREEMENT") between The Chase Manhattan Corporation ("CHASE"), a Delaware corporation and Morgan and (ii) the preparation and filing of the related Registration Statement on Form S-4, which includes the Proxy Statement/Prospectus (the "PROXY STATEMENT/PROSPECTUS"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. This opinion is being delivered in connection with Chase's Registration Statement on Form S-4 to which this opinion appears as an exhibit.

     We hereby confirm the opinion set forth under the caption "THE MERGER-Material United States Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus, subject to the qualifications stated therein.

     We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the references to our firm name therein. In addition, we consent to the reference to Davis Polk & Wardwell in the Proxy Statement/Prospectus under the captions "THE MERGER-Material United States Federal Income Tax Consequences of the Merger" and "LEGAL MATTERS" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                    Very truly yours,

                                    /s/ Davis Polk & Wardwell